Exhibit 99.1

Arrow Electronics Reports Record First Quarter Sales

SUCCESSFUL ERP IMPLEMENTATION IN ARROW’S NORTH AMERICAN SUN BUSINESS

MELVILLE, N.Y.--(BUSINESS WIRE)--Arrow Electronics, Inc. (NYSE:ARW) today reported first quarter 2008 net income of $85.9 million ($.70 and $.69 per share on a basic and diluted basis, respectively) on sales of $4.03 billion, compared with net income of $96.3 million ($.78 and $.77 per share on a basic and diluted basis, respectively) on sales of $3.50 billion in the first quarter of 2007. Sales increased 15 percent year over year. Pro forma for the impact of the acquisition of KeyLink Systems Group and the related Agilysys procurement agreement, sales increased 5 percent year over year as acquisitions also benefited sales growth. The company's results for the first quarters of 2008 and 2007 include a number of items outlined below that impact their comparability. A complete reconciliation of these items is provided under the heading “Certain Non-GAAP Financial Information.” Excluding those items, on a non-GAAP basis, net income for the quarter ended March 31, 2008, would have been $97.9 million ($.80 and $.79 per share on a basic and diluted basis, respectively) and net income for the quarter ended March 31, 2007, would have been $91.8 million ($.75 and $.74 per share on a basic and diluted basis, respectively).

“The first quarter was a challenging one for us and did not meet all of our expectations. Sales and working capital to sales were at record first quarter levels, and after exceptional cash flow performance in 2007, we again generated positive cash flow in the first quarter. Yet, we saw increasingly challenging market conditions in the last few weeks of the quarter, primarily in our enterprise computing solutions business. This created headwinds for our operating performance and resulted in lower than expected earnings per share,” said William E. Mitchell, chairman and chief executive officer. “We will continue to run our company conservatively and prudently based upon changing market conditions, while maintaining the flexibility to take advantage of opportunities to invest in both organic and M&A related growth during periods of weakness. We are confident of our ability to perform in any marketplace given our exceptional financial strength, leading market position, broad customer and supplier base, and global scale.”

Global enterprise computing solutions (“ECS”) sales of $1.11 billion increased 55 percent year over year. Growth was aided by the impact of the acquisition of KeyLink Systems Group. Pro forma for the impact of the acquisition of KeyLink Systems Group and the related Agilysys procurement agreement, sales increased 6 percent year over year. “We saw mixed results in our ECS business this quarter. Impressive double-digit year-over-year performance in storage, software and services was offset by weakness in servers. Our customer base reacted to the uncertain economic backdrop with caution at quarter end, impacting both sales and gross profit due to lower supplier rebates. Despite current market weakness, we continue to focus on investing in this business for the long term. The first quarter saw the launch of our midmarket initiative and the announced acquisition of LOGIX, as well as the successful implementation of our global ERP platform in our North American Sun business. The systems transition went smoothly without any delays in processing orders or shipping and receiving product. We are extremely proud that the Sun ERP implementation was delivered on budget and on schedule, and look forward to the benefits this will bring our organization as we implement a single global system throughout the company,” added Michael J. Long, president and chief operating officer.

Global components sales of $2.92 billion increased 5 percent year over year. “We executed well in a market that continued with its cautious tone and generated sales at the high end of expectations. In North America we achieved a strong increase in design registrations year over year, a positive sign that customers are still designing new products despite current market uncertainty. Our business in Asia Pacific posted a stronger-than-seasonal increase, while conditions in Europe remained soft and the strength of the euro began to impact the competitiveness of the region’s export markets. We remain particularly focused on cost containment and working capital management in this environment, reducing operating expenses to sales by 20 basis points and working capital to sales by 70 basis points both on a year-over-year basis,” Mr. Long said.

The company's results for the first quarter of 2008 and 2007 include the items outlined below that impact their comparability:

  During the first quarter of 2008, the company recorded a restructuring and integration charge of $6.5 million ($4.2 million net of related taxes or $.03 per share on both a basic and diluted basis) primarily related to initiatives taken by the company to improve operating efficiencies. Included in this restructuring and integration charge is a restructuring charge of $5.3 million related to efficiency initiatives taken by the company during the first quarter of 2008. These actions are expected to reduce costs by approximately $7.0 million per annum, with approximately $1.0 million realized in the first quarter of 2008.
  As previously disclosed, during the first quarter of 2008, the company recorded a charge, including legal fees, related to a preference claim from 2001 of $12.9 million ($7.8 million net of related taxes or $.06 per share on both a basis and diluted basis).
  During the first quarter of 2007, the company recorded a restructuring and integration credit of $6.1 million ($4.5 million net of related taxes or $.04 per share on both a basic and diluted basis), primarily related to the sale of the company's Harlow, England facility and the acquisition of KeyLink.

“Looking ahead into the second quarter, we anticipate that our server business will continue to be under pressure worldwide and the components market in Europe, a high margin region for us, may continue to soften in the second quarter. We believe that total second quarter sales will be between $3.85 and $4.15 billion, with global component sales between $2.70 and $2.90 billion and global enterprise computing solutions sales between $1.15 and $1.25 billion. As a result of this volatile outlook, we expect earnings per share, on a diluted basis, excluding any charges and including estimated amortization of intangible assets of $.02 to $.03, to be in the range of $.74 to $.80, a decrease of 1 percent to 9 percent from last year’s near record level of second quarter earnings per share,” said Paul J. Reilly, senior vice president and chief financial officer.

Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Headquartered in Melville, New York, Arrow serves as a supply channel partner for approximately 700 suppliers and 140,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 300 locations in 50 countries and territories.

Certain Non-GAAP Financial Information

In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles (“GAAP”), the company provides certain non-GAAP financial information relating to operating income, net income and net income per basic and diluted share, each as adjusted for certain charges, credits and losses that the company believes impact the comparability of its results of operations. These charges, credits and losses arise out of the company’s efficiency enhancement initiatives and certain legal matters. A reconciliation of the company’s non-GAAP financial information to GAAP is set forth in the table below.

The company believes that such non-GAAP financial information is useful to investors to assist in assessing and understanding the company’s operating performance and underlying trends in the company’s business because management considers the charges, credits and losses referred to above to be outside the company’s core operating results. This non-GAAP financial information is among the primary indicators management uses as a basis for evaluating the company’s financial and operating performance. In addition, the company’s Board of Directors may use this non-GAAP financial information in evaluating management performance and setting management compensation.

The presentation of this additional non-GAAP financial information is not meant to be considered in isolation or as a substitute for, or alternative to, operating income, net income and net income per basic and diluted share determined in accordance with GAAP. Analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.

ARROW ELECTRONICS, INC. EARNINGS RECONCILIATION (In thousands except per share data)

	Three Months Ended
	March 31,
	2008	2007

Operating income, as reported	$144,143	$162,659
Restructuring and integration charge (credit)	6,478	(6,147)
Preference claim from 2001	12,941	-
Operating income, as adjusted	$163,562	$156,512

Net income, as reported	$85,871	$96,294
Restructuring and integration charge (credit)	4,159	(4,522)
Preference claim from 2001	7,822	-
Net income, as adjusted	$97,852	$91,772

Net income per basic share, as reported	$.70	$.78
Restructuring and integration charge (credit)	.03	(.04)
Preference claim from 2001	.06	-
Net income per basic share, as adjusted	$.80	$.75

Net income per diluted share, as reported	$.69	$.77
Restructuring and integration charge (credit)	.03	(.04)
Preference claim from 2001	.06	-
Net income per diluted share, as adjusted	$.79	$.74

The sum of the components for basic and diluted net income per share, as adjusted, may not agree to totals, as presented, due to rounding.

Information Relating to Forward-Looking Statements

This press release includes forward-looking statements that are subject to numerous assumptions, risks, and uncertainties, which could cause actual results or facts to differ materially from such statements for a variety of reasons, including, but not limited to: industry conditions, the company's planned implementation of its new enterprise resource planning system, changes in product supply, pricing and customer demand, competition, other vagaries in the global components and global ECS markets, changes in relationships with key suppliers, increased profit margin pressure, the effects of additional actions taken to become more efficient or lower costs, and the company’s ability to generate additional cash flow. Forward-looking statements are those statements, which are not statements of historical fact. These forward-looking statements can be identified by forward-looking words such as "expects," "anticipates," "intends," "plans," "may," "will," "believes," "seeks," "estimates," and similar expressions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any of the forward-looking statements.

ARROW ELECTRONICS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)

	Three Months Ended
	March 31,
	2008	2007

Sales	$4,028,491	$3,497,564
Costs and expenses:
Cost of products sold	3,442,200	2,957,933
Selling, general and administrative expenses	405,512	370,226
Depreciation and amortization	17,217	12,893
Restructuring and integration charge (credit)	6,478	(6,147)
Preference claim from 2001	12,941	-
	3,884,348	3,334,905
Operating income	144,143	162,659
Equity in earnings of affiliated companies	2,354	1,985
Interest expense, net	25,072	23,068
Income before income taxes and minority interest	121,425	141,576
Provision for income taxes	35,520	44,556
Income before minority interest	85,905	97,020
Minority interest	34	726
Net income	$85,871	$96,294
Net income per share:
Basic	$.70	$.78
Diluted	$.69	$.77
Average number of shares outstanding:
Basic	122,777	122,991
Diluted	123,789	124,350

This interim report is subject to independent audit at year-end.

ARROW ELECTRONICS, INC. CONSOLIDATED BALANCE SHEETS (In thousands except par value)

	March 31,	December 31,
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$391,884	$447,731
Accounts receivable, net	3,074,844	3,281,169
Inventories	1,805,612	1,679,866
Prepaid expenses and other assets	184,054	180,629
Total current assets	5,456,394	5,589,395

Property, plant and equipment, at cost:
Land	42,316	41,553
Buildings and improvements	182,476	175,979
Machinery and equipment	612,296	580,278
	837,088	797,810
Less: Accumulated depreciation and amortization	(461,151)	(442,649)
Property, plant and equipment, net	375,937	355,161

Investments in affiliated companies	47,566	47,794
Cost in excess of net assets of companies acquired	1,814,849	1,779,235
Other assets	385,617	288,275

Total assets	$8,080,363	$8,059,860

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,279,950	$2,535,583
Accrued expenses	472,847	438,898
Short-term borrowings, including current portion of
long-term debt	12,422	12,893
Total current liabilities	2,765,219	2,987,374

Long-term debt	1,263,549	1,223,337
Other liabilities	276,654	297,289
Shareholders' equity:
Common stock, par value $1:
Authorized – 160,000 shares in 2008 and 2007
Issued – 125,048 and 125,039 shares in 2008 and 2007, respectively	125,048	125,039
Capital in excess of par value	1,024,669	1,025,611
Retained earnings	2,270,615	2,184,744
Foreign currency translation adjustment	450,264	312,755
Other	(11,881)	(8,720)
	3,858,715	3,639,429
Less: Treasury stock (2,178 and 2,212 shares in 2008 and 2007, respectively), at cost	(83,774)	(87,569)
Total shareholders' equity	3,774,941	3,551,860
Total liabilities and shareholders' equity	$8,080,363	$8,059,860

This interim report is subject to independent audit at year-end.

ARROW ELECTRONICS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)

	Three Months Ended
	March 31,
	2008	2007
Cash flows from operating activities:
Net income	$85,871	$96,294
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	17,217	12,893
Amortization of stock-based compensation	5,499	6,442
Amortization of deferred financing costs and discount on notes	572	555
Equity in earnings of affiliated companies	(2,354)	(1,985)
Minority interest	34	726
Excess tax benefits from stock-based compensation arrangements	(266)	(5,006)
Deferred income taxes	(4,379)	1,452
Restructuring and integration charge (credit)	4,159	(4,522)
Preference claim from 2001	7,822	-
Change in assets and liabilities, net of effects of acquired businesses:
Accounts receivable	287,479	49,610
Inventories	(71,348)	73,100
Prepaid expenses and other assets	(3,332)	416
Accounts payable	(296,846)	(126,070)
Accrued expenses	28,545	8,543
Other	(17,969)	1,089
Net cash provided by operating activities	40,704	113,537

Cash flows from investing activities:
Acquisition of property, plant and equipment	(32,345)	(21,984)
Cash consideration paid for acquired businesses	(73,398)	(491,475)
Proceeds from sale of facilities	-	8,810
Other	(124)	335
Net cash used for investing activities	(105,867)	(504,314)

Cash flows from financing activities:
Change in short-term borrowings	(766)	(17,607)
Repayment of long-term borrowings	(409,428)	(1,312)
Proceeds from long-term borrowings	409,784	345,000
Repayment of senior notes	-	(169,136)
Proceeds from exercise of stock options	1,347	32,759
Excess tax benefits from stock-based compensation arrangements	266	5,006
Repurchases of common stock	(4,421)	-
Net cash (used for) provided by financing activities	(3,218)	194,710

Effect of exchange rate changes on cash	12,534	(250)
Net decrease in cash and cash equivalents	(55,847)	(196,317)
Cash and cash equivalents at beginning of period	447,731	337,730
Cash and cash equivalents at end of period	$391,884	$141,413

This interim report is subject to independent audit at year-end.

ARROW ELECTRONICS, INC. SEGMENT INFORMATION (In thousands)

	Three Months Ended March 31,
	2008	2007

Sales:
Global components	$2,922,243	$2,785,257
Global ECS	1,106,248	712,307
Consolidated	$4,028,491	$3,497,564

Operating income:
Global components	$160,578	$154,581
Global ECS	30,673	29,480
Corporate (a)	(47,108)	(21,402)
Consolidated	$144,143	$162,659

Effective April 1, 2007, the company's business segments were realigned as part of the company's continued efforts to strengthen its market leadership position, streamline the business, and further leverage cost synergies globally. The company's global components business was formed to bring a single, global organization to leverage the collective enterprise to speed services and solutions to customers and suppliers. The company's global ECS business was formed to bring a single organization with an expanded geographic reach, increased exposure in faster growing product segments, and a more robust customer and supplier base. As a result, the UK Microtronica, ATD (in Spain), and Arrow Computer Products (in France) businesses, previously included in the computer products business segment, were transitioned into the company's global components business segment. As a result of this realignment, global components and global ECS are the business segments upon which management primarily evaluates the operations of the company and upon which it bases its operating decisions. Prior period segment data was adjusted to conform to the current period presentation.

(a)

Includes a restructuring and integration charge of $6.5 million and a restructuring and integration credit of $6.1 million for the first quarter of 2008 and 2007, respectively, and a charge of $12.9 related to the preference claim from 2001 for the first quarter of 2008.

This interim report is subject to independent audit at year-end.

CONTACT:
Arrow Electronics, Inc.
Sabrina N. Weaver, 631-847-5359
Director, Investor Relations
or
Paul J. Reilly, 631-847-1872
Senior Vice President & Chief Financial Officer
or
Media:
Jacqueline F. Strayer, 631-847-2101
Vice President, Corporate Communications